UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 2, 2012

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard South San Francisco, CA 94080		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 2, 2012, Solazyme, Inc. (“Solazyme”) entered into a Joint Venture Agreement (the “JV Agreement”) with Bunge Global Innovation, LLC and certain of its affiliates (collectively, “Bunge”), establishing a joint venture that will focus on the production of triglyceride oils in Brazil for sale into the Brazilian market. The parties have formed Solazyme Bunge Produtos Renováveis Ltda., a Brazilian company doing business as Solazyme Bunge Renewable Oils (“SB Oils”), through which the parties intend to operate the joint venture in Brazil. SB Oils is jointly owned by Solazyme (50.1%) and Bunge (49.9%), and will be managed by a management board consisting of four managing directors, two nominated by Solazyme and two nominated by Bunge. SB Oils will construct and operate an oil production facility adjacent to Bunge’s Moema sugar cane mill in Brazil. Solazyme currently anticipates that SB Oils will break ground on site construction for the initial production facility in the first half of 2012, with construction completion expected in 2013. The initial production facility is expected to have a name plate capacity of 100,000 MT/year of oil. The facility will utilize Solazyme’s proprietary technology to produce tailored oils from cane sugar through microbe-based catalysis.

Solazyme and Bunge have agreed to jointly capitalize the joint venture. Profits from the joint venture will be split between Solazyme and Bunge in proportion to ownership up to a return hurdle, after which Solazyme will receive a higher profit payout for a period of time to reflect, in part, Solazyme’s initial technology contribution. Thereafter, all profits will be split in accordance with ownership. The joint venture will also pay Solazyme a technology maintenance fee in recognition of Solazyme’s ongoing research investment in technology that would benefit the joint venture.

In conjunction with the execution of the JV Agreement, Solazyme entered into a Development Agreement with SB Oils and its affiliate, under which Solazyme granted to the joint venture a royalty-free, field-limited license to all of its technology that is necessary or useful for the manufacture of certain triglyceride oil products in Brazil for sale and use in Brazil. Solazyme also received a grant back license to SB Oils technology that is useful for the production of triglyceride oils through microbe-based catalysis outside the specified joint venture field. Solazyme also agreed to provide research and development assistance to the joint venture as needed by the joint venture. Sugar feedstock will be provided by Bunge to the joint venture from Bunge’s adjacent sugar cane processing mill. Bunge has also agreed to provide utility services to the production facility from its adjacent mill. Both parties will provide various administrative services to the joint venture and Solazyme has agreed to provide technical services to the joint venture to assist in the construction and operation of the production facility. Bunge will also provide working capital to the joint venture through a revolving loan facility.

With the creation of the joint venture, Solazyme and Bunge are further expanding their business relationship. In December 2010, Solazyme and Bunge signed a non-binding letter of intent to form a joint venture and co-locate oil production at one or more of Bunge’s sugar cane mills. In May 2011, Solazyme and Bunge entered into a joint development agreement, which extends through May 2013, to advance Solazyme’s work on Brazilian sugar cane feedstocks. Also in May 2011, Solazyme and Bunge Limited entered into a Warrant Agreement, amended in August 2011, that vests upon the successful completion of milestones that ultimately target the construction of a commercial production facility with 100,000 MT/year of output oil coming online in late 2013. In August 2011, Solazyme and Bunge signed a Joint Venture Framework Agreement under which Bunge and Solazyme agreed to co-fund the engineering of the initial plant, and to move into detailed commercial planning.

The above descriptions of the terms of the JV Agreement and Development Agreement are qualified in their entirety by reference to the text of these agreements, which Solazyme intends to file as exhibits to its Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAZYME, INC.

Date: April 3, 2012	By:	/S/ PAUL T. QUINLAN
Paul T. Quinlan
General Counsel and Secretary